 Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:        Pat McGoldrick
                        President and Chief Executive Officer
                        Rivoli, Bancorp, Inc.
                        Macon, Georgia 31210
                        (478) 475-5040

Rivoli Bancorp, Inc. Announces Second Quarter Results

Rivoli Bancorp, Inc. reported the results of operations for the quarter ended June 30, 2005 reflecting net income of $455,509 or $0.46 per share compared to a net income of $489,538 or
$0.49 per share for the second quarter of 2004. Earnings for the first six months of 2005 totaled $791,116 compared to $795,732 for the same period last year. Earnings for the second quarter of 2004 include a $216,781 gain on the sale of real estate.

Total assets of $210.9 million at June 30, 2005 represent a 31.6 percent increase from total assets of $160.2 at June 30, 2004. Gross loans at June 30, 2005 totaled $164.4 million, up
32.6 percent from June 30, 2004. Deposits as of June 30, 2005 were $164.5 million, representing a 32.2 percent increase over $124.5 deposits at June 30, 2004.

Net interest income (interest earned on loans and investments less interest paid on deposits and other borrowings) for the six months ended June 30, 2005 totaled $4,013,186, an increase of
$1,214,423, or 43.4 percent, as compared to the same period in 2004. For the first six months of 2005, noninterest income (other fees and services) increased to $2,020,970, a 45.9 percent improvement compared to the same period in 2004. Noninterest expense increased to
$4,432,598, an increase of 51.2 percent from the same period in 2004, primarily as a result of expansion costs related to the mortgage division and additional staff.

"Even with intense competition in the Macon metropolitan area, the company's gross loans and total assets have continued to grow, 32.6 percent and 31.6 percent respectively, over the twelve months ended June 30, 2005," stated Pat McGoldrick, Rivoli Bancorp President. "We are on track to produce another record year for our shareholders and are excited about the potential of a new Loan Production Office in Watkinsville, Georgia," McGoldrick added.

Rivoli Bancorp, Inc. is a one-bank holding company that owns all of the issued and outstanding stock of Rivoli Bank & Trust, which operates two banking offices in Macon, one banking office in Griffin, a Loan Production Office in Watkinsville, Georgia and three Rivoli Mortgage offices in Warner Robins, Butler and Macon.

This press release may contain "forward-looking statements" within the meaning of the Private
Securities Litigation Reform Act of 1995, which can generally be identified by the use of forward-
looking terminology such as "believes," "expects," "may," "will," "should," "anticipates,"
"plans" or similar expressions to identify forward-looking statements, and are made on the basis of management's plans and current analyses of the Company, its business and the industry as a whole. Such statements are subject to certain risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could effect, the Company's financial performance and could cause actual results for 2004 and beyond to differ materially from those expressed or implied in such forward-looking statements, even if experience or future changes make it clear that nay projected results expressed or implied therein will not be realized.